As filed with the Securities and Exchange Commission on September 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOOZ Power Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

+972 (8) 6805566

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address and telephone number of agent for service)

Copies to:

Daniel I. Goldberg, Esq. Katie Kazem, Esq. Amiti Rothstein, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001-2157 Tel: 212-479-6000 Fax: 212-479-6275	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Chaim Cohen, Adv. Shibolet & Co., Law Firm 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 30, 2025

PROSPECTUS

221,089,877 Ordinary Shares

This prospectus relates to the offer and resale from time to time of up to 221,089,877 ordinary shares (the “Shares”), NIS 0.00286 nominal (par) value per share (“ordinary shares”), by the selling securityholders named herein, together with any additional selling securityholders listed in a prospectus supplement (together with any of such securityholders’ transferees, pledgees, donees or successors, the “Selling Securityholders”), which consists of the following securities:

●	133,005,000 ordinary shares issued pursuant to that certain subsequent securities purchase agreement dated as of July 29, 2025 (the “Subsequent Purchase Agreement”) by and between the Company and the investors party thereto;
●	up to 18,000,000 ordinary shares issuable upon the exercise of pre-funded warrants to purchase ordinary shares (the “Purchaser Pre-Funded Warrants”) issued pursuant to the Subsequent Purchase Agreement;
●	up to 5,000,000 ordinary shares issuable upon the exercise of warrants (the “Purchaser Ordinary Warrants”) issued pursuant to that certain initial securities purchase agreement dated as of July 29, 2025 (the “Initial Purchase Agreement” and together with the Subsequent Purchase Agreement, the “Purchase Agreements” and such private placements, the “Private Placement”);
●	5,920,350 ordinary shares issued pursuant to that certain engagement letter, as amended (the “Engagement Letter”), by and between the Company and Chardan Capital Markets LLC (“Chardan”), as consideration for Chardan’s services as placement agent in the Private Placement;
●	up to 5,000,000 ordinary shares issuable upon the exercise of pre-funded warrants to purchase ordinary shares (the “Chardan Pre-Funded Warrants”) issued pursuant to the Engagement Letter;
●	up to 350,000 ordinary shares issuable upon the exercise of warrants (the “Chardan Ordinary Warrants”), issued pursuant to the Engagement Letter;
●	6,927,706 ordinary shares issued pursuant to the Sponsor Support Agreement, as amended (the “Sponsor Support Agreement”) by and between the Company and Forest Hill 18, LP (the “Sponsor”);
●	up to 6,525,926 ordinary shares issuable upon the exercise of pre-funded warrants to purchase ordinary shares (the “Sponsor Pre-Funded Warrants” and together with the Chardan Pre-Funded Warrants and the Purchaser Pre-Funded Warrants, the “Pre-Funded Warrants”) issued pursuant to the Sponsor Support Agreement; and
●	up to 40,360,895 ordinary shares issuable upon the exercise of warrants (the “Sponsor Warrants” and together with the Chardan Ordinary Warrants and the Purchaser Ordinary Warrants, the “Ordinary Warrants”) issued pursuant to the Sponsor Support Agreement.

We are filing a Registration Statement on Form F-3, of which this prospectus forms a part, to fulfill our contractual obligations pursuant to (i) the registration rights agreements dated July 29, 2025 by and among the Company and certain of the Selling Securityholders and (ii) the Sponsor Support Agreement, as it relates to the Sponsor. See “Selling Securityholders” beginning on page 20 of this prospectus for more information about the Selling Securityholders. The registration of the Shares to which this prospectus relates does not require the Selling Securityholders to sell any of their Shares, including any ordinary shares issuable upon the exercise of Pre-Funded Warrants or Ordinary Warrants.

We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale by the Selling Securityholders of the Shares. We will, however, receive the exercise price per share for any cash exercises of the Pre-Funded Warrants or Ordinary Warrants.

The Selling Securityholders may offer and sell or otherwise dispose of the Shares described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or dispose of their Shares.

Our ordinary shares and public warrants are traded on The Nasdaq Capital Market under the symbols “ZOOZ” and “ZOOZW,” respectively. Our ordinary shares are also traded on the Tel Aviv Stock Exchange under the symbol “ZOOZ.” The closing sale price of our ZOOZ ordinary shares on The Nasdaq Capital Market and on the Tel Aviv Stock Exchange on September 29, 2025, was $2.05 and NIS 6.98 ($2.10 at a current exchange rate of $1 to NIS 3.32, in accordance with the $-NIS exchange rate published by the Bank of Israel on September 29, 2025), per share, respectively. The currency in which our shares are traded on the Tel Aviv Stock Exchange is the NIS.

We are an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

An investment in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, the Selling Securityholders may from time to time sell our ordinary shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find Additional Information.”

Neither we nor the Selling Securityholders have authorized any other person to provide you with different or additional information. Neither we nor the Selling Securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

Neither we nor the Selling Securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

For investors outside the United States: Neither we nor any underwriters, dealers or agents have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Definitions

Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	references to “ZOOZ Power,” “ZOOZ”, the “Company,” “us,” “we”, “our” and the “Registrant” refer to ZOOZ Power Ltd., an Israeli company, and its subsidiary (unless otherwise indicated);

●	references to “ordinary shares,” “our shares” and similar expressions refer to the Registrant’s ordinary shares, NIS 0.00286 nominal (par) value per share;

●	references to “public warrants” refer to the warrants to acquire our shares, listed on The Nasdaq Capital Market under the symbol “ZOOZW”;

●	references to “dollars,” “U.S. Dollars”, “USD” and “$” are to United States Dollars;

●	references to “shekels” and “NIS” are to New Israeli Shekels, the Israeli currency;

●	references to the “Companies Law” are to the Israeli Companies Law, 5759-1999;

●	references to the “Securities Law” are to the Israeli Securities Law, 5728-1968;

●	references to the “SEC” are to the United States Securities and Exchange Commission; and

●	references to the “Nasdaq Rules” are to rules of The Nasdaq Capital Market.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

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PROSPECTUS SUMMARY

This summary highlights only some of the information included or incorporated by reference in this prospectus. You should carefully read this prospectus together with the additional information about us described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before purchasing our securities.

Company Overview

In July 2025, in connection with the entry into the Purchase Agreements for the Private Placement, we adopted bitcoin as our primary treasury reserve asset on an ongoing basis, subject to market conditions and our anticipated cash needs. Our strategy includes acquiring and holding bitcoin using cash flows from operations that exceed working capital requirements, and from time to time, subject to market conditions, issuing equity or debt securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin, such as in the Private Placement. We have not set any specific target for the amount of bitcoin we seek to hold, and we will continue to monitor market conditions in determining whether to engage in additional bitcoin purchases. This overall strategy also contemplates that we may periodically sell bitcoin for general corporate purposes or in connection with strategies that generate tax benefits in accordance with applicable law, enter into additional capital raising transactions, including those that could be collateralized by its bitcoin holdings, and consider pursuing strategies to create income streams or otherwise generate funds using its bitcoin holdings. Using the net proceeds of the Private Placement, the Company purchased ₿525 for an aggregate consideration of $60 million, at an average price of approximately $114,000 per bitcoin. The Company expects to provide regular BTC-per-share transparency and to manage leverage within pre-defined loan-to-value guardrails.

We view bitcoin as a reliable store of value and a compelling investment. We believe bitcoin has unique characteristics as a scarce and finite asset that can serve as a reasonable inflation hedge and safe haven amid global instability. We believe that the growing global acceptance and “institutionalization” of bitcoin supports the view that bitcoin is a reliable store of value. We believe that bitcoin’s unique attributes not only differentiate it from fiat money, but also from other cryptocurrency assets, and for that reason, we have no plans to purchase cryptocurrency assets other than bitcoin. We do not currently intend to hedge our bitcoin holdings and have not adopted a hedging strategy with respect to bitcoin. However, we may from time to time engage in hedging strategies as part of our treasury management operations if deemed appropriate.

In addition to the Bitcoin treasury strategy described above, we will continue to operate and commercialize our existing technology in the market of charging infrastructure for electric vehicles and in the field of ultra-fast charging for electric vehicles. In addition, we are exploring additional strategic alternatives to fully capitalize on our advanced, patented flywheel technology particularly in the field of defense technology.

Private Placement

On July 29, 2025, we entered into the Initial Purchase Agreement with certain institutional and other accredited investors (the “Initial Purchasers”), as part of a larger $180 million (in the aggregate) private placement transaction, pursuant to which we agreed to sell and issue an aggregate of (i) 1,000,000 ordinary shares (the “Initial Shares”), (ii) in lieu of ordinary shares to investors that so choose (or are required, for the purpose of not exceeding the Ownership Cap, as defined below), pre-funded warrants to purchase up to 1,500,000 ordinary shares (“Initial Pre- Funded Warrant”), and (iii) accompanying warrants to acquire up to 5,000,000 ordinary shares. The purchase price per Initial Share and accompanying Purchaser Ordinary Warrants was $2.00 and the purchase price per Initial Pre- Funded Warrant and accompanying Purchaser Ordinary Warrants was $1.999. We received gross proceeds of approximately $5.0 million from the Initial Private Placement, before deducting fees to the placement agent and offering expenses payable by us. The closing of the Initial Private Placement occurred on July 31, 2025.

In addition, on July 29, 2025, we entered into the Subsequent Purchase Agreement for the Subsequent Private Placement with certain institutional and other accredited investors (the investors in the Subsequent Private Placement, the “Subsequent Purchasers” and together with the Initial Purchasers, the “Purchasers”). We closed the Subsequent Private Placement on September 26, 2025, pursuant to which we sold and issued an aggregate of (i) 133,005,000 Ordinary Shares (the “Subsequent Shares”) and (ii) Purchaser Pre-Funded Warrants to purchase up to 18,000,000 ordinary shares. The purchase price was $1.00 per ordinary share or pre-funded warrant.

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Chardan acted as placement agent to the Company in connection with the Private Placement and in consideration for their services, we issued them 5,920,350 Shares, the Chardan Pre-Funded Warrants and the Chardan Ordinary Warrants on September 26, 2025.

The Pre-Funded Warrants are immediately exercisable, and will not expire until exercised in full. The initial exercise price of the Purchaser Pre-Funded Warrants is $0.001 per underlying ordinary share. The exercise price and number of ordinary shares issuable upon exercise of the Purchaser Pre-Funded Warrants will be subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder to a maximum of 19.99% pursuant to the requirements of applicable rules (the “Ownership Cap”).

The Ordinary Warrants became exercisable on September 19, 2025 (the “Initial Exercise Date”), following our shareholder approval of the increase to our authorized share capital and the effectiveness of the amendment to our articles of association that effected such increase (the “Shareholder Approval”). The Ordinary Warrants may be exercised for five years from the Initial Exercise Date at an exercise price of $3.06 per underlying ordinary share. The exercise price and number of ordinary shares issuable upon exercise of the Ordinary Warrants will be subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s Ordinary Warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder up to the Ownership Cap.

The Shares were not initially registered under the Securities Act. Based in part upon the representations of the Purchasers in the Purchase Agreement, we relied on the exemption afforded by Regulation D under the Securities Act, and corresponding provisions of state securities or “blue sky” laws. Each of the Purchasers represented in the Purchase Agreement that it was an “accredited investor” as defined in section 15a(b)(1) of the Securities Law and that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, and appropriate legends will be affixed to the securities. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising.

Under the terms of the Registration Rights Agreement entered into concurrently with the Initial Purchase Agreement, we filed a registration statement with the SEC to register the Initial Shares and shares issuable upon exercise of the Initial Pre-Funded Warrant issued under the Initial Purchase Agreement for resale on August 15, 2025, which was declared effective by the SEC on August 21, 2025.

Under the terms of the Registration Rights Agreements entered into concurrently with the Private Placement, we agreed to prepare and file, by September 30, 2025 one or more registration statements with the SEC to register (i) the Subsequent Shares, (ii) the ordinary shares issuable upon exercise of the Purchaser Pre-Funded Warrants issued under the Subsequent Purchase Agreement and (iii) the ordinary shares issuable upon exercise of the Purchaser Ordinary Warrants for resale, and to use commercially reasonable efforts to cause the applicable registration statements to become effective as soon as practicable thereafter. We also agreed to use our commercially reasonable efforts to keep such registration statement effective until such time that there are no more registrable securities.

We granted the Purchasers customary indemnification rights in connection with the registration statement. The Purchasers have also granted us customary indemnification rights in connection with the registration statement.

Sponsor Support Agreement

Contemporaneously with the execution of the Purchase Agreements, we entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to provide certain services to us in consideration for, among other things, the equity consideration set forth therein. In addition, we and the Sponsor entered into the Sponsor Rights Agreement (the “Sponsor Rights Agreement”), which provides the Sponsor with certain director nomination rights and provides that the Sponsor shall be eligible to receive certain information from us, subject to the terms of a confidentiality agreement. On September 29, 2025, the Company entered into an amendment to the Sponsor Support Agreement with the Sponsor to, among other things, amend the terms of the issuance of the Sponsor Shares (as defined in the Sponsor Support Agreement) and the Lock-Up Period (as defined in the Sponsor Support Agreement).

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Pursuant to the Sponsor Support Agreement, on September 29, 2025, we sold to the Sponsor 13,453,632 Units (as defined below) at a price per Unit of $0.01. Each “Unit” consisted of (i) one ordinary share and (ii) three Sponsor Warrants, each to purchase one ordinary share as further described below.

The Sponsor Warrants, issued in three tranches, became exercisable on the Initial Exercise Date and may be exercised for five years from the Initial Exercise Date at an exercise price of $1.50, $2.00 and $3.00, respectively, per underlying ordinary share. The exercise price and number of ordinary shares issuable upon exercise of the Sponsor Warrants is subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s Sponsor Warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder up to the Ownership Cap.

The Shares and Sponsor Warrants issued under the Sponsor Support Agreement were not initially registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, or under any state securities laws. We relied on this exemption from registration based in part on representations made by the Sponsor. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising.

The registration statement of which this prospectus is a part relates to the offer and resale of the Shares issued to the Purchasers, Chardan and the Sponsor pursuant to the Purchase Agreements, the Engagement Letter Amendment and the Sponsor Support Agreement, as applicable, including the ordinary shares issuable upon the exercise of outstanding Pre-Funded Warrants, Ordinary Warrants and Sponsor Warrants. When we refer to the Selling Securityholders in this prospectus, we are referring to the Purchasers, Chardan and the Sponsor and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the Shares received after the date of this prospectus from the Selling Securityholders as a gift, pledge, or other non-sale related transfer.

Following the closing of the Subsequent Private Placement, as of September 29, 2025 we had 161,899,782 ordinary shares outstanding.

Corporate Information

Our registered office and principal place of business is located at ZOOZ Power Ltd., 4B Hamelacha St., Lod 7152008, Israel. Our telephone number in Israel is +972 (8) 6805566. Our website address is www.zoozpower.com/. The information on, or accessible through, our website or any other website referenced herein is not incorporated by reference into this prospectus, is not considered a part of this prospectus and should not be relied upon with respect to this offering. We have included our website address in this prospectus solely as an inactive textual reference.

Israel Innovation Authority

The government of Israel encourages research and development projects in Israel through the Israel Innovation Authority (the “IIA”), pursuant to and subject to the provisions of the Israeli Law for the Encouragement of Industrial Research and Development of 1984 (the “Innovation Law”) and the terms of the grants received under such projects.

Under the Innovation Law, research and development projects which are approved by the Research Committee of the IIA are eligible for grants, in exchange for payment of royalties from revenues generated by the sale of products (and related services) developed within the framework of such approved project and subject to compliance with certain requirements and restrictions under the Innovation Law, which must generally continue to be complied with even following full repayment of all amounts payable to the IIA in royalties.

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We received grants from the IIA for certain projects and may receive additional grants in the future. Under the terms of the grants received, we are required to pay royalties of 3% (which in some cases may be up to 5% pursuant the provisions of the Innovation Law) of the revenues it generates from its products which incorporate IIA funded know-how or as otherwise designated by the applicable IIA programs, approvals and the Innovation Law, until 100% of the grant is repaid (plus, as follows: (i) with respect to grants received on or after January 1, 1999 and until December 31, 2023, the applicable interest is (a) LIBOR interest until December 31, 2023, and (b) from January 1, 2024, the 12 months Term SOFR interest as published on the first trading day of each year by CME Group, or by any other party authorized by the Federal Reserve, or in alternative publication by the Bank of Israel, together with an additional 0.71513% to the applicable interest rate, and (ii) with respect to grants received on or after January 1, 2024, the applicable interest shall be the 12 months Term SOFR interest as detailed in section (b) above). As of June 30, 2025, we have received grants from the IIA in the principal amount of NIS 4.1 million (approximately $1.16 million, based on the $/NIS representative exchange rate as published by the Bank of Israel on June 30, 2025; the “Exchange Rate”). Therefore, our contingent obligation for royalties to the IIA, net of royalties already paid or accrued, is NIS 2.6 million (approximately $0.8 million based on the Exchange Rate), including accumulated interest to such date.

For a description of our obligations in connection with the grants from the IIA under the Innovation Law, see Item 4 “Information On The Company — Business Overview — Research and Development Grants — Research and Development - Grants received from the IIA” and Item 4 “Information On The Company — Business Overview — Government Regulations — Other Regulations” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 which is incorporated herein by reference.

Israeli Ministry of Energy

We received a grant from the Israeli Ministry of Energy (the “MOE”), governed by a grant agreement with the MOE (the “Grant Agreement”) under a certain research and development program approved by the MOE (the “MOE Approved Program”) in an aggregate amount of $0.17 million (based on the Exchange Rate).

Under the Grant Agreement, we are required to pay royalties to the State of Israel at rate of 5% from any income derived from the commercialization of know-how resulting from the MOE Approved Program and the IP resulting from the MOE Approved Program, directly or indirectly, including related services, up to the grant amount linked to the consumer price index plus the accountant general’s interest (whether such income is obtained by us or by a corporation acting on our behalf, connected thereto or partnered therewith).

In addition, pursuant to the Grant Agreement, we are required to inform the MOE of any additional funding/investment offered to us prior to the execution of the applicable investment/funding agreement, together with a certain notice issued by the relevant investor/funder under which it represents that it is aware of the MOE Agreement and the MOE’s rights under such agreement.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

●	to the extent that we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of its initial public offering, which will be the closing of our business combination, (b) in which our total annual gross revenue exceeds $1.235 billion, or (c) in which we meet the SEC’s definition of a large accelerated filer, meaning, among other things, that the market value of its common equity held by non-affiliates exceeded $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities over any rolling three-year period. References to “emerging growth company” in this prospectus supplement have the meaning associated with that term under the JOBS Act.

Implications of Being a Foreign Private Issuer

We are also considered a “foreign private issuer” under U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, members of our board of directors and our principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents; (2) more than 50% of our assets are located in the United States; or (3) our business is administered principally in the United States.

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The Offering

The summary below describes the principal terms of the offering. Please refer to the section “Description of Securities” in this prospectus for a more detailed description of our securities.

Shares offered by the Selling Securityholders	221,089,877 ordinary shares, consisting of:

●	133,005,000 ordinary shares issued pursuant to the Subsequent Purchase Agreement;
●	up to 18,000,000 ordinary shares issuable upon the exercise of the Purchaser Pre-Funded Warrants;
●	up to 5,000,000 ordinary shares issuable upon exercise of the Purchaser Ordinary Warrants;
●	5,920,350 ordinary shares issued pursuant to the Engagement Letter;
●	up to 5,000,000 ordinary shares issuable upon the exercise of the Chardan Pre-Funded Warrants;
●	up to 350,000 ordinary shares issuable upon exercise of the Chardan Ordinary Warrants;
●	6,927,706 ordinary shares issued pursuant to the Sponsor Support Agreement;
●	up to 6,525,926 ordinary shares issuable upon exercise of the Sponsor Pre-Funded Warrants; and
●	up to 40,360,895 ordinary shares issuable upon exercise of the Sponsor Warrants.

Plan of Distribution	The Selling Securityholders will determine when and how they will sell the Shares offered in this prospectus, as described in the “Plan of Distribution” section.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares. We will, however, receive the exercise price per share for any cash exercises of the Pre-Funded Warrants or Ordinary Warrants.

Risk Factors	You should read the “Risk Factors” section beginning on page 6 for a discussion of factors to consider carefully before deciding to purchase the Shares.

The Nasdaq Capital Market Symbol	ZOOZ

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RISK FACTORS

Investing in our securities may involve a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” contained in our most recent Annual Report on Form 20-F and any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

A substantial number of our ordinary shares may be sold in the market following the effective date of the registration statement of which this prospectus forms a part, which may depress the market price for our ordinary shares.

Sales of a substantial number of our ordinary shares in the public market following the effective date of the registration statement of which this prospectus forms a part could cause the market price of our ordinary shares to decline.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “may,” “will,” “could,” “should,” “expect,” “anticipate,” “objective,” “goal,” “intend,” “estimate,” “believe,” “project,” “plan,” “assume,” “potential,” “likely,” “confident” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, anticipated collaborations, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions, including in many cases decisions or actions by third parties that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and the documents incorporated by reference herein under the caption “Risk Factors,” including those in our most recent Annual Report on Form 20-F and any updated in our Reports on Form 6-K, including our Report on Form 6-K filed on July 29, 2025, including without limitation under the captions “Risk Factors” and “Operating and Financial Review and Prospects,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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USE OF PROCEEDS

The Selling Securityholders will receive all of the proceeds from the sale of the Shares hereunder. Accordingly, we will not receive any of the proceeds from the sale of the Shares in this offering; we will, however, receive the exercise price per share for any cash exercises of the Pre-Funded Warrants or Ordinary Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Shares to be sold by the Selling Securityholders pursuant to this prospectus. Other than registration expenses, the Selling Securityholders will bear their own broker or similar commissions payable with respect to sales of the Shares.

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DESCRIPTION OF SECURITIES

Description of Ordinary Shares

A summary of the material provisions governing ZOOZ’s share capital is described below. This summary is not complete and should be read together with ZOOZ’s Amended and Restated Articles of Association, which is on file with the SEC (the “Articles”). See “Where You Can Find Additional Information.”

General

This section summarizes the material rights of ZOOZ shareholders under Israeli law, and the material provisions of the Articles.

Our authorized share capital is NIS 2,860,000 divided into 1,000,000,000 ordinary shares, nominal (par) value NIS 0.00286 per share.

The Nasdaq Capital Market and the Tel Aviv Stock Exchange

Our ordinary shares are listed on each of The Nasdaq Capital Market and the Tel Aviv Stock Exchange under the symbol “ZOOZ”.

Rights Attached to Our Shares

Subject to our Articles, fully paid ordinary shares confer on the holders thereof rights to attend and to vote at general meetings of the shareholders. Subject to the rights of holders of shares with limited or preferred rights which may be issued in the future, our ordinary shares confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of our assets upon our winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. No preferred shares are currently authorized. All outstanding ordinary shares are validly issued and fully paid.

Voting Rights

Subject to the provisions of our Articles, holders of ordinary shares have one vote for each ordinary share held by such shareholder of record, on all matters submitted to a vote of shareholders. Shareholders may vote in person, by proxy or by proxy card. Alternatively, shareholders who hold shares through members of the Tel Aviv Stock Exchange may vote electronically via the electronic voting system of the Israel Securities Authority (“Electronic Vote”). These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. As our ordinary shares do not have cumulative voting rights in the election of directors, the holders of the majority of the shares present and voting at a shareholders meeting have the power to elect all of our directors. In the event that we cease meeting the Opt Out Criteria (which is the criteria for a relief provided under the Israeli Companies Regulations (Alleviation for Public Companies whose shares are Traded on the Stock Exchange Outside of Israel), 2000) (the “Alleviation Regulations”) from the requirement to appoint external directors and from the rules governing the composition of the audit and compensation committees under the Companies Law, provided that we do not have a controlling shareholder and we continue to comply with the U.S. securities laws and Nasdaq Listing Rules applicable to U.S. domestic issuers regarding the independence of the board of directors and the composition of the audit and compensation committees (the “Opt Out Criteria”), or if our Board shall decide to opt in the requirement to elect and have external directors and comply with the composition criteria of the audit and compensation committees under the Companies Law, the external directors will be elected by a special majority vote, as set forth under the Companies Law.

Transfer of Shares

Our ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer together with the certificate of the shares to be transferred and such other evidence of title, as our Board may require, unless such transfer is prohibited by another instrument or by applicable securities laws.

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Dividends

Under the Companies Law, dividends may be distributed only out of profits available for dividends as determined by the Companies Law (the “profit test”), provided that there is no reasonable concern that the distribution will prevent the company from being able to meet its existing and anticipated obligations when they become due (the “liquidity test”). If the company does not meet the profit test, a court may nevertheless allow the company to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution will prevent the company from being able to meet the liquidity test.

Notwithstanding the foregoing, following the adoption of certain amendments to the Alleviation Regulations, dated March 12, 2024 (the “Amended Alleviation Regulations”), a company entitled to avail itself of the Amended Alleviation Regulations, like us, may effect a distribution by means of buying our own securities (which is considered a dividend distribution under the Companies Law) upon meeting only the liquidity test and without the need to meet the profit test or seek Israeli court approval and after complying with certain procedural requirements set forth in the Amended Alleviation Regulations.

Our Articles provide that our Board may, subject to the Companies Law, from time to time, declare and cause the Company to pay such dividends as may appear to the Board to be justified by the profits of our Company. Subject to the rights of the holders of shares with preferential, special or deferred rights that may be authorized in the future, our profits which shall be declared as dividends shall be distributed according to the proportion of the nominal (par) value paid up or credited as paid up on account of the shares held at the date so appointed by the Company and in respect of which such dividend is being paid, without regard to the premium paid in excess of the nominal (par) value, if any. The declaration of dividends does not require shareholders’ approval.

To date, we have not declared or distributed any dividend, and we do not intend to pay cash dividends on our ordinary shares in the foreseeable future.

Liquidation Rights

In the event of our winding up on liquidation or dissolution, subject to applicable law and after satisfaction of liabilities to creditors, our assets available for distribution among the shareholders shall be distributed to the holders of ordinary shares in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such distribution is being made, without regard to any premium paid in excess of the nominal value, if any. This liquidation right may be affected by the grant of limited or preferential rights as to liquidation to the holders of a class of shares that may be authorized in the future.

Redemption Provisions

We may, subject to applicable law and to our Articles, issue redeemable shares and redeem the same upon such terms and conditions as determined by our Board.

Limitation of Liability

Under our Articles, shareholder liability is limited so that each shareholder is only liable for the repayment of its shares’ par value. If the Company allots shares at a lower consideration than the shares’ par value, as stated in Section 304 of the Companies Law, each shareholder’s liability will be limited to paying off the reduced consideration amount due to each share allotted to them.

Modification of Class Rights

Our Articles provide that we may amend the Articles in order to increase, consolidate or divide or otherwise amend our share capital by a simple majority of the voting power present at a shareholders meeting as currently provided in our Articles or by such other majority as shall be set forth in our Articles from time to time.

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Pursuant to our Articles, if at any time our share capital is divided into different classes of shares, the Company may, by a resolution adopted by a simple majority of the voting power at an applicable shareholders meeting and unless the allotment terms of this class of shares stipulate otherwise, revoke, convert, expand, add, reduce, amend, or otherwise alter the rights attached to a class of Company shares, as long as all holders of shares of that class give their written consent to do so, or as the class meeting of shareholders of that class passes a resolution to do so by an ordinary majority of votes, or, if stipulated otherwise in the allotment terms of a certain class of Company shares, as stipulated.

Limitations on the Rights to Own Securities

Our Articles and Israeli law do not restrict the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, though such ownership is prohibited under applicable law with respect to subjects of nations which are in a state of war with Israel.

Changes in Authorized Share Capital

Our Articles enable us, among others, to increase or reduce our authorized share capital. Any such changes are subject to the provisions of the Companies Law and our Articles and must be approved by a resolution duly passed by a simple majority of our shareholders at a general meeting by voting on such change in capital.

Shareholders’ Meetings and Resolutions

Our Articles and the Companies Law provide that our annual general meeting shall be held once every calendar year at such time (within a period of not more than fifteen months after the last preceding annual general meeting), and place determined by our Board. Our Board may, in its discretion, convene additional extraordinary shareholders meetings and, pursuant to the Companies Law, as supplemented by the Alleviation Regulations, and our Articles, must convene a meeting upon the demand of: (a) two directors or one quarter of the directors in office; or (b) the holder or holders of (i) 5% or more of our issued share capital and one percent or more of our voting rights; or (ii) 5% or more of our voting rights (and the Amended Alleviation Regulations provide that the board of directors must convene a meeting upon the demand of at least 10% of the issued share capital and at least one percent of the voting rights, or at least 10% of the voting rights). All demands for shareholders meetings must set forth the items to be considered at that meeting. If the board of directors does not convene a meeting upon a valid demand of any of the above, then the persons who made the demand, and in the case of shareholders, part of such demanding shareholders holding at least half of the voting rights of such demanding shareholders, may convene a meeting of the shareholders to be held within three months of the demand. Alternatively, upon petition by the individuals making the demand, a court may order that a meeting be convened.

The chairman of the board of directors, or any other director or office holder of the Company which may be designated for this purpose by the board of directors, shall preside as chairman at each of our general meetings. If there is no such chairman, or if the appointed chairman is unwilling to take the chair, or if he shall have indicated in advance that he will not be attending, or if at any meeting such chairman is not present within 15 minutes after the time fixed for holding the meeting, then those present at the meeting shall choose someone present to be chairman of the meeting. The office of chairman shall not, by itself, entitle the holder thereof to vote at any general meeting nor shall it entitle a second or casting vote.

According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies (the “General Meeting Regulations”) holder(s) of at least 1% of the company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, unless such proposal refers to election or removal of a director, which requires such holder(s) to hold at least 5% of the company’s voting rights, as set forth in the Amended Alleviation Regulations. Such proposal may be submitted within seven days of publicizing the convening of a shareholder meeting, or within fourteen days, if the company publishes at least 21 days prior to publicizing the proxy materials for a shareholder meeting, a preliminary notice stating its intention to convene such a meeting with all required information. Any such proposal must further comply with the information requirements under applicable law and our Articles, and in the event that such shareholders propose to appoint directors for service on the company’s board of directors, the proposal must include information regarding the director candidates as well as certain declarations of the director candidates, as required pursuant to the General Meeting Regulations. The agenda for a shareholder meeting is determined by the board of directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of the required company’s voting rights, as detailed above.

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Pursuant to the Companies Law and the General Meeting Regulations shareholder meetings generally require prior notice of not less than 21 days, and not less than 35 days in certain cases. Pursuant to our Articles, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

The function of the general meeting is to elect directors, discuss the financial statement and the reports of the directors, appoint external auditor and approve its remuneration, approve certain interested party transactions requiring general meeting approval as provided in the Companies Law, approve the Company’s merger, approve increases and decreases in the Company’s authorized share capital as provided in the Companies Law, exercise of the powers of the board of directors if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for the Company’s proper management, approve the liquidation, dissolution or winding up of the Company approve amendments of the Articles and transact any other business which under our Articles or applicable law may be transacted by the shareholders of the Company in a general meeting.

Pursuant to our Articles, the quorum required for a meeting of shareholders consists of at least one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate 25% or more of the voting power of the Company. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the following week at the same time and place or to such other later day, time and place as the board of directors may determine and specify in the publication with respect to the meeting. At the adjourned meeting, the quorum required for a meeting of shareholders consists of at one shareholder, present in person, by proxy, by proxy card or by Electronic Vote and holding shares conferring in the aggregate 25% or more of the voting power of the Company. If within half an hour from the time appointed to the adjourned meeting a quorum is not present, any number of participants will constitute a quorum present, in person, by proxy, by proxy card or by Electronic Vote; provided, however, that extraordinary general meeting which was convened by the Board upon the demand of shareholders or directors then in office, as detailed above, or directly by such shareholders or directors, in accordance with the terms of the Companies Law, shall be cancelled.

Generally, under the Companies Law and our Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at the meeting, in person, by proxy, by proxy card or by Electronic Vote, and voting on the matter, unless a different majority is required by law or pursuant to our Articles such as resolutions for concerning certain related party transactions as set forth in Sections 267 and 270-275 of the Companies Law.

Change of Control

Merger

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. Similarly, unless an Israeli court determines otherwise, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (abstentions are disregarded), after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of, or corporations controlled by, these persons. In approving a merger, the board of directors of both merging companies must determine that there is no reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy its obligations to its creditors. Similarly, upon the request of a creditor of either party to the proposed merger, an Israeli court may prevent or delay the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will not be able to satisfy the obligations of the merging parties. A court may also issue other instructions for the protection of the creditors’ rights in connection with a merger. Further, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposals for the approval of the merger were filed with the Israeli registrar of companies; and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

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Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval for the purpose of allowing the purchaser to hold more than 25% of the voting rights in the company if there is no other holder of 25% or more of the voting rights in the company, or 45% of the voting rights in the company if there is no other holder of 45% or more of the voting rights in the company, as the case may be, (ii) was from a shareholder holding 25% or more of the voting rights in the company and resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the special tender offer).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or to abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer. Shares purchased in contradiction to the tender offer rules under the Companies Law will have no rights and will become dormant shares.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Significant Private Placement

Under the Companies Law, a significant private placement of securities requires approval by the board of directors and the shareholders by a simple majority. A private placement is considered a significant private placement if it results in a person becoming a controlling shareholder, or if all of the following conditions are met: the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance; some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and the transaction will increase the relative holdings of a shareholder who holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights. Notwithstanding, in accordance with the Alleviation Regulations, the provisions of the Companies Law governing the approval of significant private placements will not apply to Israeli public companies which are listed for trading on certain stock exchanges outside of Israel (including Nasdaq) if applicable law in the foreign jurisdiction in which the company’s securities are so listed for trading includes rules governing a private placement and the company follows such rules as applicable to companies incorporated in such foreign jurisdiction.

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Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, the acquirer will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order for all of the shares that the purchaser offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or do not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or do not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

A shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital. The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power.

Forum for Adjudication of Disputes

Our Articles provide that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law, shall be the Tel Aviv District Court (Economic Division) in the State of Israel (or, if the Tel Aviv District Court does not have jurisdiction, and no other Israeli court has jurisdiction, the federal district court for the District of New York), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Our Articles further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America in the New York District shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933 or arising under the Securities Exchange Act of 1934, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions set forth under the heading “Forum for Adjudication of Disputes”.

Exchange Controls

There are currently no exchange controls in effect in Israel that restrict the repatriation by non-residents of Israel in non-Israeli currency of any dividends, if any are declared and paid, and liquidation distributions or the Company’s ability to import and export capital, except that such restrictions may exist with respect to citizens of countries which are in a state of war with Israel.

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Registration Rights

In connection with the consummation of the business combination pursuant to the business combination agreement dated as of July 30, 2023 (as amended), by and among Keyarch, ZOOZ and the other parties thereto (the “Business Combination Agreement”), ZOOZ, Keyarch, Keyarch Global and EarlyBirdCapital, Inc. (“EBC”) entered into an amendment to the Registration Rights Agreement dated as of January 24, 2022, by and among Keyarch and the “Investor” parties thereto, which became effective as of the Merger Effective Time (as defined in the Business Combination Agreement).

On July 29, 2025, we entered into Registration Rights Agreements with the purchasers under the Initial Purchase Agreement and under that additional Securities Purchase Agreement, dated July 29, 2025 (the “Subsequent Purchase Agreement” and together with the Purchase Agreement, the “Purchase Agreements”), including an initial Registration Rights Agreement for the resale of the Shares, a second Registration Rights Agreement relating to the ordinary shares underlying the Purchaser Ordinary Warrants and a third Registration Rights Agreement relating to the ordinary shares and ordinary shares issuable upon exercise of the Purchaser Pre-Funded Warrants to be issued under the Subsequent Purchase Agreement (collectively, the “Registration Rights Agreements”). The Registration Rights Agreements provide that we will register with the SEC the resale of (i) the Initial Shares and the Initial Pre- Funded Warrant no later than August 19, 2025 and (ii) the ordinary shares issuable upon exercise of the Purchaser Ordinary Warrants along with the shares to be issued and ordinary shares issuable upon exercise of each of the pre-funded warrants issued under the Subsequent Purchase Agreement no later than September 30, 2025. We have agreed to use commercially reasonable efforts to have the registration statements declared effective as soon as practicable after being filed, subject to certain exceptions. We have also agreed to, among other things, indemnify each purchaser, its officers, directors, agents and each person who controls such purchaser under the registration statement from certain liabilities and pay all reasonable expenses (excluding any underwriting discounts and commissions) incident to our obligations under the Registration Rights Agreements.

On July 29, 2025, we entered into the Sponsor Support Agreement with the Sponsor. To the extent we grant rights to have securities registered with the SEC to investors in the future during the term of the Sponsor Support Agreement, we have agreed that the Sponsor shall be granted the same rights and be subject to the same obligations and restrictions as such investors, and shall be made party to any applicable registration rights agreement entered into in connection with any such future financing. We have also agreed to use commercially reasonable efforts to register any securities sold to the Sponsor that are not otherwise required to be registered pursuant to a registration rights agreement by filing a resale registration statement on (or as promptly thereafter as practicable) each of May 15 and November 15 of each calendar year commencing in 2026, subject to certain conditions as provided in the Sponsor Support Agreement.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association as in effect from time to time, our financial statements, other documents as provided in the Companies Law, and any document ZOOZ is required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. ZOOZ may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Transfer Agent and Registrar

The transfer agent and registrar for ordinary shares is Continental Stock Transfer & Trust Company and its address is 1 State Street — 30th Floor, New York, New York 10004.

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Share History

The following is a summary of the history of our share capital for the last three years.

Ordinary Share Issuances

●	March 2022 Private Placement and Public Offering. In March 2022, we completed a financing round through a private placement and a public offering in Israel. In the public offering, we issued a total of 30,801 units, each comprised of 100 ordinary shares and 65 ZOOZ warrants (series 3) for gross proceeds of $25 million (NIS 82 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022). The ZOOZ warrants (series 3) vested over a period of three years, with an exercise price of $9.1 (NIS 32.0), based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for one year period and $11.4 (NIS 41.2, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022) for additional two-year period. In addition, in the private placement, we issued a total of 3,736 units, each comprised of 100 ordinary shares and 85 ZOOZ warrants (series 3), as well as 1,419 units, each comprised of 100 ordinary shares and 65 ZOOZ warrants (series 3), for gross proceeds of $4 million (NIS 14 million, based on the NIS/US$ representative exchange rate as published by the Bank of Israel as of December 31, 2022). The total gross proceeds from the financing round were approximately NIS 96 million. The ZOOZ warrants (series 3) expired in accordance with their terms on March 20, 2025.

●	Business Combination Agreement. On July 30, 2023, we and our wholly-owned subsidiary entered into the Business Combination Agreement with Keyarch. The Business Combination Agreement and the related transactions were unanimously approved by both our Board and the Keyarch board of directors. The Business Combination and other transactions contemplated by the Business Combination Agreement, as amended, closed on April 4, 2024, after receipt of the required approval by our shareholders and Keyarch’s shareholders and the fulfillment of certain other conditions. In connection with the Business Combination Agreement, Keyarch also obtained commitments for the purchase in private transactions that closed concurrently with the Business Combination of $13 million of the ordinary shares.

At the closing of the Business Combination, all Keyarch Class A and Class B ordinary shares outstanding immediately prior to the effective time of the Business Combination (excluding treasury shares and “Dissenting Keyarch Shares” (i.e., the shares subject to appraisal or dissent rights (“Dissent Rights”), which were held by Keyarch shareholders who properly exercised those Dissent Rights) (in each case as provided in the Business Combination Agreement), were exchanged for the right to receive ordinary shares on a 1:1 ratio, subject to certain adjustments, each outstanding Keyarch public warrant and Keyarch private warrant were converted into the right to receive one “ZOOZ Closing Warrant” (i.e., a warrant entitling the holder to purchase one ordinary share per warrant at a price of $11.50 per whole share, and preserving the existing public or private nature of the applicable Keyarch Warrant (as defined below), exercisable for up to an aggregate of (including warrants which were components of publicly traded units of Keyarch) 6,022,500 ordinary shares), which have the same terms as the applicable “Keyarch Warrant” (i.e., each outstanding public and private warrant of Keyarch entitling the holder to purchase one Keyarch Class A ordinary share per warrant at a price of $11.50 per whole share), and with the public or private nature of the applicable Keyarch Warrant being preserved in the ZOOZ Closing Warrants (i.e., the Keyarch private warrants were converted into ZOOZ private warrants and Keyarch public warrants were converted into ZOOZ public warrants), and holders of each outstanding “Keyarch Right” (i.e., a right to receive one tenth (1/10) of one Keyarch Class A ordinary share) were issued the number of full shares of Keyarch Class A ordinary shares to which such holder of Keyarch Rights were eligible, and which were exchanged for the equivalent number of ordinary shares.

Upon the effective time of the Business Combination, the outstanding publicly traded units of Keyarch were separated into their component securities, consisting of one Keyarch Class A ordinary share, one-half (1/2) of one Keyarch Warrant, and one Keyarch Right (with such Keyarch Warrants and Keyarch Rights being exchanged or converted at the Effective Time for ZOOZ Closing Warrants or ordinary shares in accordance with the foregoing description).

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In connection to the closing of the Business Combination, our ordinary shares and public warrants began trading on The Nasdaq Capital Market under the ticker symbols “ZOOZ” and “ZOOZW”, respectively, on April 5, 2024.

●	Keyarch Global and EBC Note. During 2023 and 2024, Keyarch issued certain promissory notes in favor of Keyarch Global (the “Pre-Closing Keyarch Global Notes”), which Pre-Closing Keyarch Global Notes were not repaid as of the closing of the Business Combination Agreement. On April 4, 2024, ZOOZ and Keyarch issued the Keyarch Global Note, in satisfaction of the Pre-Closing Keyarch Global Notes. The Keyarch Global Note matures on April 4, 2026, and accrues interest at an annual rate of 8%, which interest increases to 15% if the Keyarch Global Note is not paid when due. In addition, we are required to make mandatory cash prepayments on the Keyarch Global Note from time to time in amounts equal to 25% of the gross proceeds less sales commissions received by us from equity or equity-linked financings following the issuance date and prior to maturity. Further, at any time after the EBC Note has been paid in full, Keyarch Global may elect to have any amount of outstanding principal and/or accrued interest of the Keyarch Global Note satisfied by the transfer of Keyarch Global Earnout Shares (which are 1,120,000 ordinary shares that Keyarch Global agreed to be subject to the same earnout under the Business Combination Agreement as of the effective time of the Business Combination Agreement; the “Keyarch Global Earnout Shares”) then remaining in the Escrow Account (as defined below) to Keyarch Global, with the price per Keyarch Global Earnout Share for purposes of determining the amount of the obligations satisfied under the Keyarch Global Note for such prepayment being equal to 90% of the volume weighted average price of an ordinary share on the principal U.S. securities exchange on which the ordinary shares then trade for the five trading day period ending on the trading day immediately prior to our receipt of the applicable prepayment notice from Keyarch Global. In addition, on the maturity date of the Keyarch Global Note all outstanding obligations will be satisfied by the transfer of Sponsor Earnout Shares from the Escrow Account to the Sponsor using the same pricing terms as in the previous sentence, with the five-trading day period ending on the trading day immediately prior to such maturity date.

Pursuant to the Business Combination Marketing Agreement, dated January 24, 2022, as subsequently amended on April 4, 2024, between EBC, who, among other things, served as the representative of the underwriters in Keyarch’s initial public offering, Keyarch and (effective April 4, 2024) ZOOZ, Keyarch engaged EBC as an advisor in connection with a business combination. Under the Business Combination Marketing Agreement, as compensation for EBC’s services, EBC was entitled to a total fee of $1,500,000, of which a total of $660,000 was paid in cash to EBC at the closing of the Business Combination Agreement, and the remainder of which was reflected in the promissory note dated April 4, 2024, for the principal amount of $840,000, made by ZOOZ and Keyarch in favor of EBC (the “EBC Note”). We repaid in full the EBC Note (including interest accrued) on August 15, 2025.

The Keyarch Global Earnout Shares were deposited in an escrow account (the “Escrow Account”) at the closing of the Business Combination pursuant to an escrow agreement, dated April 4, 2024 (the “Escrow Agreement”), which Escrow Agreement governs the release of such Keyarch Global Earnout Shares in accordance with the Keyarch Global Letter Agreement, Keyarch Global Note and EBC Note.

In connection with the Keyarch Global Note and EBC Note, ZOOZ filed a registration statement, as amended, registering the resale by Keyarch Global and EBC of a total of 2,240,000 ZOOZ ordinary shares.

●	Standby Equity Purchase Agreement with Yorkville. On November 11, 2024, we entered into a Standby Equity Purchase Agreement with Yorkville (the “SEPA”), pursuant to which, and subject to customary conditions, we have the right, but not the obligation, to sell and issue to Yorkville from time to time (each such occurrence, an “Advance”) during the two-year period following the execution date of the SEPA, such amount of the ordinary shares for an aggregate purchase price of up to $12,000,000 in accordance with the terms of the SEPA (the “Commitment Amount”). Pursuant to the terms of the SEPA, any ordinary shares sold and issued to Yorkville will be sold at a purchase price equal to 97% of the market price, which is defined as the lowest daily volume weighted average price of the ordinary shares during the three consecutive trading days commencing on the trading day of our delivery of an Advance notice to Yorkville. We may also specify a certain minimum acceptable price per share in each Advance.

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Pursuant to the SEPA, we paid Yorkville an initial commitment fee in the amount of $100,000 (the “Initial Commitment Fee”), which was paid with a number of ordinary shares equal to the Initial Commitment Fee divided by the average of the daily volume weighted average price of the ordinary shares during the five consecutive trading days immediately prior to the date of the SEPA (the “Initial Commitment Shares”). Accordingly, we issued 39,381 ordinary shares to Yorkville as the Initial Commitment Shares. In addition, we shall pay Yorkville a deferred commitment fee in the amount of $100,000 (the “Deferred Commitment Fee”) within five trading days of the date upon which we have first received Advances with an aggregate purchase price of $3,000,000 (“Deferred Fee Date”), which may be paid by the issuance to Yorkville of such number of ordinary shares that is equal to the Deferred Commitment Fee divided by the average of the daily VWAPs of the ordinary shares during the five consecutive trading days immediately prior to the Deferred Fee Date or may be paid in cash (which may be paid from the proceeds of an Advance), at our option .

As of September 29, 2025, ZOOZ has sold and issued to Yorkville a total of 394,548 ordinary shares pursuant to Advances provided to Yorkville, at a weighted average share price of $1.03 per share.

●	July 2025 Initial Private Placement. On July 31, 2025, we closed the Initial Private Placement, pursuant to which we sold and issued an aggregate of (i) 1,000,000 ordinary shares, (ii) pre-funded warrants to purchase up to 1,500,000 ordinary shares, and (iii) accompanying Purchaser Ordinary Warrants to acquire up to 5,000,000 ordinary shares. The purchase price per ordinary share and accompanying Purchaser Ordinary Warrants was $2.00 and the purchase price per pre-funded warrant and accompanying Purchaser Ordinary Warrants was $1.999.

●

September 2025 Subsequent Private Placement. On September 26, 2025, following the approval of our shareholders, we closed the Subsequent Private Placement, pursuant to which we sold and issued an aggregate of (i) 133,005,000 ordinary shares and (ii) Purchaser Pre-Funded Warrants to purchase up to 18,000,000 ordinary shares. The purchase price per ordinary share was $1.00 and the purchase price per Pre-Funded Warrant was $0.999.

●

Sponsor Support Agreement. On July 29, 2025, we entered into a Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement in consideration of the services to be provided by the Sponsor and at a purchase price of $0.01 per Unit, on September 29, 2025 we issued to the Sponsor (i) 6,927,706 ordinary shares, (ii) Sponsor Pre-Funded Warrants to purchase up to 6,525,926 ordinary shares and (iii) Sponsor Warrants to purchase up to 40,360,895 ordinary shares.

●

Chardan Shares. On September 26, 2025, we issued to Chardan (i) 5,920,350 ordinary shares, (ii) Chardan Pre-Funded Warrants to purchase up to 5,000,000 ordinary shares and (iii) Chardan Ordinary Warrants to purchase up to 350,000 ordinary shares as payment for their placement agent services in connection with the Private Placement.

●

“At the market” Offering. On July 29, 2025, we entered into a Sales Agreement (the “Sales Agreement”) with Chardan, as sales agent, pursuant to which we may offer and sell, from time to time through Chardan, ordinary shares. The offer and sale of the ordinary shares, if any, are made pursuant to our shelf registration statement on Form F-3 (File No. 333-288280), previously declared effective by the SEC on July 9, 2025, as supplemented by the prospectus supplement relating to the ordinary shares which may be issued from time to time pursuant to the Sales Agreement, dated July 29, 2025 (the “Prospectus Supplement”). Pursuant to the Prospectus Supplement, we may offer and sell up to $10.95 million of ordinary shares.

To date, we have sold and issued a total of 1,047,320 ordinary shares pursuant to the Sales Agreement (as amended in the A&R Sales Agreement), at a weighted average share price of $3.63 per share.

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Description of Warrants

Public Warrants

Each Public Warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to certain adjustments. The Public Warrants became exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such ordinary shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement), and will expire five years after the completion of the Business Combination or earlier upon redemption (as described below) or liquidation.

We may redeem the Public Warrants once they become exercisable in two situations. First, so long as a registration statement covering the issuance of the underlying ordinary shares is then in effect and the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders, we may deliver not less than 30 days’ prior notice of our election to redeem all (but not less than all) outstanding Public Warrants for $0.01 per warrant, payable in cash. Second, if the reported last sale price of our ordinary shares equals or exceeds $10.00 but is less than $18.00 per share for 20 out of 30 trading days, we may elect to redeem the warrants on a “cashless” basis. In that circumstance, we will provide at least 30 days’ prior written notice, and each warrant will automatically convert into a number of our ordinary shares determined pursuant to a formula set forth in the warrant agreement.

Private Warrants

Each Private Warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to certain adjustments. The Private Warrants became exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon liquidation. The Private Warrants issued to the Sponsor and certain permitted transferees are not subject to redemption by us.

Pre-Funded Warrants

The Pre-Funded Warrants are immediately exercisable, and will not expire until exercised in full. The initial exercise price of the Pre-Funded Warrants is $0.001 per underlying ordinary share. The exercise price and number of ordinary shares issuable upon exercise of the Pre-Funded Warrants will be subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder up to the Ownership Cap.

Purchaser Ordinary Warrants and Chardan Ordinary Warrants

Each Purchaser Ordinary Warrant and Chardan Ordinary Warrant entitles the holder thereof to purchase one ordinary share at a price of $3.06 per share, subject to certain adjustments. The ordinary warrants became exercisable on September 19, 2025 and are exercisable for five years. The exercise price and number of ordinary shares issuable upon exercise of the ordinary warrants will be subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s ordinary warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder up to the Ownership Cap.

Sponsor Warrants

The Sponsor Warrants, issued in three tranches, became exercisable on September 29, 2025 and may be exercised for five years at an exercise price of $1.50, $2.00 and $3.00, respectively, per underlying ordinary share. The exercise price and number of ordinary shares issuable upon exercise of the Sponsor Warrants will be subject to adjustment in the event of share dividends, share splits, recapitalization or similar events affecting the ordinary shares. A holder may not exercise any portion of such holder’s Sponsor Warrants to the extent that the holder would own more than 4.99% or 9.99% of our outstanding ordinary shares immediately after exercise, as applicable, which percentage may be increased by the holder up to the Ownership Cap.

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SELLING SECURITYHOLDERS

The 221,089,877 ordinary shares being offered and sold from time to time by the Selling Securityholders consist of:

●	133,005,000 ordinary shares issued pursuant to the Subsequent Purchase Agreement;
●	up to 18,000,000 ordinary shares issuable upon the exercise of the Purchaser Pre-Funded Warrants;
●	up to 5,000,000 ordinary shares issuable upon the exercise of the Purchaser Ordinary Warrants;
●	5,920,350 ordinary shares issued pursuant to the Engagement Letter;
●	up to 5,000,000 ordinary shares issuable upon the exercise of the Chardan Pre-Funded Warrants;
●	up to 350,000 ordinary shares issuable upon the exercise of the Chardan Ordinary Warrants;
●	6,927,706 ordinary shares issuable pursuant to the Sponsor Support Agreement;
●	up to 6,525,926 ordinary shares issuable upon the exercise of the Sponsor Pre-Funded Warrants; and
●	up to 40,360,895 Sponsor Warrants.

For additional information regarding the issuance of the ordinary shares, Pre-Funded Warrants and Ordinary Warrants in connection with the Private Placement and Sponsor Support Agreement, see the sections “Prospectus Summary—Private Placement” and “Prospectus Summary—Sponsor Support Agreement” above. We are registering the resale of the ordinary shares issued to the Selling Securityholders and the ordinary shares issuable upon exercise of each of the Pre-Funded Warrants, Ordinary Warrants and Sponsor Warrants in order to permit such Selling Securityholders to offer the Shares for resale from time to time.

The following table sets forth, based on written representations from the Selling Securityholders, certain information as of September 29, 2025 regarding the beneficial ownership of our ordinary shares and warrants by the Selling Securityholders and the Shares being offered by the Selling Securityholders. The share amounts in the table below do not give effect to the beneficial ownership limitation in the Pre-Funded Warrants or Ordinary Warrants. The applicable percentage ownership of ordinary shares is based on 161,899,782 ordinary shares outstanding as of September 29, 2025. Information with respect to our ordinary shares and warrants owned beneficially after the offering assumes the sale of all of the Shares held by the Selling Securityholders. The Selling Securityholders may offer and sell some, all or none of their securities.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. As such, we are unable to declare the number of ordinary shares and warrants that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Other than as outlined below, to our knowledge, none of the Selling Securityholders has, or during the three years prior to the date of this prospectus has had, any position, office or other material relationships with us or any of our affiliates.

Selling Securityholder information for each new Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership Before Offering			Maximum Number of	Beneficial Ownership After Offering
Name	Number of Shares		Percentage of Shares	Shares Offered(1)	Number of Shares	Percentage of Shares
ATW HODL Strategies SPV LLC	20,500,000	(2)	11.7%	20,000,000	500,000	*
Blue Horizon Consulting LLC	6,000,000	(3)	3.6%	4,000,000	2,000,000	1.2%
Entities affiliated with Newtyn Partners	15,000,000	(4)	9.3%	15,000,000	-	-
Entities affiliated with Arrington Capital	10,500,000	(5)	6.5%	10,500,000	-	-
Kayana Capital LLC	10,000,000	(6)	6.2%	10,000,000	-	-
Sixty Degree Capital Fund III, LP	10,000,000	(7)	6.2%	10,000,000	-	-
Entities affiliated with Pantera	10,000,000	(8)	6.2%	10,000,000	-	-
KeyWise Discovery Master Fund	10,614,800	(9)	6.6%	8,000,000	2,614,800	1.6%
DB Holdings Inc.	7,000,000	(10)	4.3%	7,000,000	-	-
MMCAP International Inc. SPC	7,000,000	(11)	4.3%	7,000,000	-	-
IK Main LLC	5,000,000	(12)	3.1%	5,000,000	-	-
210K Capital, LP	5,000,000	(13)	3.1%	5,000,000	-	-
Entities affiliated with Aristeia Capital	5,000,000	(14)	3.1%	5,000,000	-	-
Zhao Yanchao	3,600,000		2.3%	3,600,000	-	*
Clarity Capital Investments Limited	3,000,000	(15)	1.9%	3,000,000	-	-
Spencer Sloan	3,000,000		1.9%	3,000,000	-	-
Intercredit Corporation	3,000,000	(16)	1.9%	3,000,000	-	-
Fried LLC	16,453,632	(17)	10.2%	3,000,000	13,453,631	8.3%
Solios, Inc.	2,500,000	(18)	1.5%	2,500,000
London Management Group	2,020,000	(19)	1.2%	2,020,000	-	-
DE SIP LLC	2,000,000	(20)	1.2%	2,000,000	-	-
Shlomo Fogel	2,000,000		1.2%	2,000,000	-	-
Velan Capital Master Fund LP	2,000,000	(21)	1.2%	2,000,000	-	-
The Ariella Nassar Moskovitz Children’s Grantor Trust	1,800,000	(22)	1.1%	1,800,000	-	-
Wonder Wheel Group, LLC	1,500,000	(23)	*	1,500,000	-	-
Nord-Am Realty Ltd.	1,500,000	(24)	*	1,500,000	-	-
SNH VC Holdings, LLC	1,000,000	(25)	*	1,000,000	-	-
Cithara PE Twenty-Nine (Venture) LLC	1,000,000	(26)	*	1,000,000	-	-
Jin Qingjun	1,000,000		*	1,000,000	-	-
Adler Chomski Marketing Communication LLC	700,000	(27)	*	700,000	-	-
Lineage Ventures LLC	500,000	(28)	*	500,000	-	-
Red Star Capital Partners, LLC	500,000	(29)	*	500,000	-	-
Long Game Fund, LP	500,000	(30)	*	500,000	-	-
L1 Capital Global Opportunities Master Fund	500,000	(31)	*	500,000	-	-
DJE Advisors LLC	500,000	(32)	*	500,000	-	-
Alberto Franco	500,000		*	500,000	-	-
S.H.N Financial Investments Ltd	300,000	(33)	*	300,000	-	-

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	Beneficial Ownership Before Offering			Maximum Number of	Beneficial Ownership After Offering
Name	Number of Shares		Percentage of Shares	Shares Offered(1)	Number of Shares	Percentage of Shares
Siegel Family Investments LP	285,000	(34)	*	285,000	-	-
James Diner	250,000		*	250,000	-	-
Guy Shahar	250,000		*	250,000	-	-
Blacktop Digital Holdings LLC	200,000	(35)	*	200,000	-	-
DCM BFE LLC	200,000	(36)	*	200,000	-	-
Keith Fleischmann	200,000		*	200,000	-	-
Headwaters Capital LLC.	100,000	(37)	*	100,000	-	-
1948 Investments LLC	100,000	(38)	*
Chardan Capital Markets LLC	11,270,350	(39)	6.7%		-	-
Forest Hill 18, LP	53,814,527	(40)	25.8%		-	-

*	Percentage not listed if less than 1%

(1)	Represents all of the ordinary shares that the Selling Securityholders may offer and sell from time to time under this prospectus without giving effect to the beneficial ownership limitation in the Pre-Funded Warrants or Ordinary Warrants.

(2)	Consists of (i) 6,000,000 ordinary shares issued in the Subsequent Private Placement, (ii) 500,000 ordinary shares issued in the Initial Private Placement, (iii) 13,000,000 ordinary shares issuable upon exercise of a Pre-Funded Warrant issued in the Subsequent Private Placement and (iv) 1,000,000 ordinary shares issuable upon exercise of an Ordinary Warrant issued in the Initial Private Placement. Neither the Pre-Funded Warrants nor the Ordinary Warrant may be exercised to the extent the aggregate number of ordinary shares beneficially owned by entities affiliated with ATW HODL Strategies SPV LLC immediately following such exercise would exceed 4.99% of the total number of our ordinary shares then issued and outstanding after giving effect to such exercise. Antonio Ruiz-Gimenez and Kerry Propper have sole voting and dispositive power over the shares held by ATW HODL Strategies SPV LLC. The address of the principal place of business of each of these persons and entity is 1 Penn Plaza, Suite 4810, New York, NY 10119.

(3)	Consists of (i) 500,000 ordinary shares issued in the Initial Private Placement, (ii) 4,000,000 ordinary shares issuable upon exercise of an Ordinary Warrant issued in the Initial Private Placement and (iii) 1,500,000 ordinary shares issued upon exercise of a Pre-Funded Warrant issued in the Initial Private Placement. Neither the Pre-Funded Warrant nor Ordinary Warrant may be exercised to the extent the aggregate number of ordinary shares beneficially owned by entities affiliated with Blue Horizon Consulting LLC immediately following such exercise would exceed 4.99% of the total number of our ordinary shares then issued and outstanding after giving effect to such exercise. Happy Walters has sole voting and dispositive power over the shares held by Blue Horizon Consulting LLC. The address of the principal place of business of Happy Walters and Blue Horizon Consulting LLC is 6 Carr. 696, Suite 4, Dorado, PR 00646.

(4)	Consists of (i) 5,640,000 ordinary shares issued in the Subsequent Private Placement to Newtyn Partners LP (“Newtyn”) and (ii) 9,360,000 ordinary shares issued in the Subsequent Private Placement to Newtyn TE Partners, LP (“Newtyn TE”). Noah G. Levy has sole voting and dispositive power over the shares held by both Newtyn and Newtyn TE. The address of the principal place of business Noah G. Levy, Newtyn and Newtyn TE is 60 East 42nd Street, Suite 950, New York, NY 10165.

(5)	Consists of (i) 10,000,000 ordinary shares issued in the Subsequent Private Placement to Arrington XRP Capital Fund, LP (“Arrington XRP”) and (ii) 500,000 ordinary shares issued in the Subsequent Private Placement to Arrington Capital Investment Management, LLC (“Arrington Capital”). J. Michael Arrington has sole voting and dispositive power over the shares held by Arrington XRP and Arrington Capital. The address of the principal place of business of Michael Arrington, Arrington XRP and Arrington Capital is 382 NE 191st St, Suite 52895, Miami, FL, 33179-3899.

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(6)	John Michael Grzan has sole voting and dispositive power over the shares held by Kayana Capital LLC. The address of the principal place of business of John Michael Grzan and Kayana Capital LLC is 412 Dorado Beach East, Dorado, PR 00646.

(7)	Jian Guo has sole voting and dispositive power over the shares held by Sixty Degree Capital Fund III, LP. The address of the principal place of business of Jian Guo and Sixty Degree Capital Fund III, LP is 251 Consumers Road Suite 1100, Toronto, ON, M2J4R3.

(8)	Consists of (i) 500,000 ordinary shares issued in the Subsequent Private Placement to Pantera Liquid Token Fund LP (“Pantera Liquid”), (ii) 750,000 ordinary shares issued in the Subsequent Private Placement to Pantera Blockchain Fund LP (“Pantera Blockchain”), (iii) 3,750,000 ordinary shares issued in the Subsequent Private Placement to Pantera DAT Opportunities Master Fund SP (“Pantera DAT” and together with Pantera Liquid and Pantera Blockchain, “Pantera”), (iv) 3,750,000 ordinary shares issuable upon exercise of a Pre-Funded Warrant issued in the Subsequent Private Placement to Pantera DAT, (v) 500,000 ordinary shares issuable upon exercise of a Pre-Funded Warrant issued in the Subsequent Private Placement to Pantera Liquid, and (vi) 750,000 ordinary shares issuable upon exercise of a Pre-Funded Warrant issued in the Subsequent Private Placement to Pantera Blockchain. The Pre-Funded Warrants may not be exercised to the extent the aggregate number of ordinary shares beneficially owned by entities affiliated with Pantera immediately following such exercise would exceed 4.99% of the total number of our ordinary shares then issued and outstanding after giving effect to such exercise. Matthew Gorham has sole voting and dispositive power over the shares held by Pantera. Mr. Gorham may be deemed to be the beneficial owner of such shares. Mr. Gorham, however, disclaims any beneficial ownership of the shares held by Pantera. The address of the principal place of business of Matthew Gorham and Pantera is 600 Montgomery St. 45th Floor, San Francisco, CA 94111.

(9)	Consists of (i) 8,000,000 ordinary shares issued in the Subsequent Private Placement to Keywise Discovery Master Fund, (ii) 2,219,550 Ordinary Shares held by Keyarch Global Sponsor Limited, (iii) 245,250 Ordinary Shares issuable upon the exercise of private warrants held by Keyarch Global Sponsor Limited, and (iii) 150,000 Ordinary Shares held by Fang Zheng. Fang Zheng, one of our directors, has sole voting and dispositive power over the shares held by Keywise Discovery Master Fund. The address of the principal place of business of each of these person and entity is Room 3008-10, 30/F Cosco Tower, 183 Queen’s Road Central, Hong Kong. See “Relationships with the Selling Securityholders - Keywise Discovery Master Fund” for more details related to this entity.

(10)	David Baazov has sole voting and dispositive power over the shares held by DB Holdings Inc. The address of the principal place of business of David Baazov and DB Holdings Inc. is 701 Park of Commerce Blvd, Boca Raton, FL 33487.

(11)	Matthew Maclsaac has sole voting and dispositive power over the shares held by MMCAP International Inc. SPC. The address of the principal place of business of Matthew Maclsaac and MMCAP International Inc. SPC is 161 Bay St TD Canada Trust Suite 2240 Toronto ON M5J 2S. The full legal name of the registered holder is GundyCO ITF MMCAP International Inc. SPC Acct:515-0001427.

(12)	Ivan Kaufman has sole voting and dispositive power over the shares held by IK Main LLC. The address of the principal place of business of Ivan Kaufman and IK Main LLC is 333 Earle Ovington Blvd, Suite 900; Uniondale, NY 11553.

(13)	Tyler Evans and Samuel Coyn Mateer have sole voting and dispositive power over the shares held by 210K Capital, LP. The address of the principal place of business of each of these persons and 210K Capital, LP is 501 Union St Suite 545 PMB 871354, Nashville, TN 37219.

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(14)	Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the securities described herein in their capacity as the investment manager and/or general partner, as the case may be, of Aristeia Master, L.P., ASIG International Limited and, Blue Peak Limited, and DS Liquid Div RVA ARST, LLC (each a “Fund” and collectively, the “Funds”), which are the holders of such securities, as shown above. As investment manager and/or general partner of each Fund, Aristeia has voting and investment control with respect to the securities held by each Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Funds. The address of the principal place of business of Aristeia and such individuals is One Greenwich Plaza, Suite 300, Greenwich, CT 06830.

(15)	Ke Li has sole voting and dispositive power over the shares held by Clarity Capital Investments Limited. The address of the principal place of business of each of Ke Li and Clarity Capital Investments Limited is Suite 301, No. 146, Lane 288, Shuangyang North Rd., Shanghai, China 200433.

(16)	Shlomo Nasser has sole voting and dispositive power over the shares held by Intercredit Corporation. The address of the principal place of business of Shlomo Nasser and Intercredit Corporation is Itzhak Sade 4, Tel Aviv, Israel.

(17)	Consists of (i) 3,000,000 ordinary shares issued in the Subsequent Private Placement and (ii) 13,453,632 restricted stock units. Jordan Fried, our Chief Executive Officer and one of our directors, has sole voting and dispositive power over the shares held by Fried LLC. The address of the principal place of business of Jordan Fried and Fried LLC is 151 Calle de San Francisco San Juan, Puerto Rico, 00901. See “Relationships with the Selling Securityholders - Jordan Fried” for more details related to this entity.

(18)	Robert Rutherford has sole voting and dispositive power over the shares held by Solios, Inc. The address of the principal place of business of each of Robert Rutherford and Solios, Inc. is 1850 Gateway Drive, 6th floor, San Mateo, CA 94404.

(19)	Elias Mouzannar has sole voting and dispositive power over the shares held by London Management Group Ltd. The address of the principal place of business of Elias Mouzannar and London Management Group Ltd. is 105 Piccadilly, London W1J 7NJ, United Kingdom.

(20)	Kyle Powers has sole voting and dispositive power over the shares held by DE SIP LLC. The address of the principal place of business of Kyle Powers and DE SIP LLC is 151 Calle de San Francisco Suite 200 PMB 5534, San Juan, PR 00901.

(21)	Adam Morgan has sole voting and dispositive power over the shares held by Velan Capital Master Fund LP. Velan Capital Holdings LLC (“Velan GP”), as the general partner of the Velan Capital Master Fund LP, may be deemed to beneficially own the shares beneficially owned by the Velan Capital Master Fund LP. Similarly, Velan Capital Investment Management LP (“Velan Capital”), acting as the investment manager of the Velan Capital Master Fund LP, may also be deemed to beneficially own those shares. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may likewise be deemed to beneficially own the shares held by the Velan Capital Master Fund LP. Additionally, Balaji Venkataraman, as a Managing Member of both Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by the Selling Stockholder. Adam Morgan, also serving as a Managing Member of both Velan GP and Velan IM GP, may be deemed to beneficially own such shares as well. The address of the principal place of business of Adam Morgan, Velan GP and Velan IM GP is 100 North Main Street, Suite 301, Alpharetta, GA 30009.

(22)	Gadi Yosef Ouzan as director of the trust has sole voting and dispositive power over the shares held by The Ariella Nassar Moskovitz Children’s Grantor Trust. The address of the principal place of business of Gadi Yosef Ouzan and The Ariella Nassar Moskovitz Children’s Grantor Trust is Itzhak Sade 4, Tel-Aviv, Israel.

(23)	Kalman Gabriel has sole voting and dispositive power over the shares held by Wonder Wheel Group, LLC. The address of the principal place of business of each of Kalman Gabriel and Wonder Wheel Group, LLC is 10 Woodward Drive, Oyster Bay NY 11771.

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(24)	Jeffrey Feig has sole voting and dispositive power over the shares held by Nord-Am Realty Ltd. The address of the principal place of business of Jeffrey Feig and Nord-Am Realty Ltd. is 61 Advance Road, Suite #1, Toronto, Ontario, M8Z 2S6, Canada.

(25)	Jevin Sackett has sole voting and dispositive power over the shares held by SNH VC Holdings, LLC. The address of the principal place of business of Jevin Sackett and SNH VC Holdings, LLC is 100 Congress Ave., Suite 2000, Austin, TX 78701.

(26)	David Eiselt and David Izhakoff have sole voting and dispositive power over the shares held by Cithara PE Twenty-Nine (Venture) LLC. The address of the principal place of business of each of these persons and Cithara PE Twenty-Nine (Venture) LLC is 3 Columbus Circle, Suite 2105, New York, NY 10019.

(27)	Eyal Chomski has sole voting and dispositive power over the shares held by Adler Chomski Marketing Communication LLC. The address of the principal place of business of Eyal Chomski and Adler Chomski Marketing Communication LLC is Derech Menachem Begin #50, Tel Aviv, Israel.

(28)	Jordan Funk has sole voting and dispositive power over the shares held by Lineage Ventures LLC. The address of the principal place of business of Jordan Funk and Lineage Ventures LLC is 399 5 Continental Dr. Columbia, PA 17512.

(29)	Justin Schreiber has sole voting and dispositive power over the shares held by Red Star Capital Partners, LLC. The address of the principal place of Justin Schreiber and Red Star Capital Partners, LLC is 1320 Homestead Lane, Lancaster, PA 17603.

(30)	Daniel A. Nunney has sole voting and dispositive power over the shares held by Long Game Fund, LP. The address of the principal place of business of Daniel A. Nunney and Long Game Fund, LP is 501 Union St., Suite 545, PMB 827105, Nashville TN 37219.

(31)	David Feldman and Joel Arber have sole voting and dispositive power over the shares held by L1 Capital Global Opportunities Master Fund. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of the L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(32)	Michael Rice has sole voting and dispositive power over the shares held by DJE Advisors LLC. The address of the principal place of business of Michael Rice and DJE Advisors LLC is 1700 Broadway, Suite 4000, New York, NY 10019.

(33)	Nir Shamir and Hadar Shamir have sole voting and dispositive power over the shares held by S.H.N Financial Investments Ltd. The address of the principal place of business of each of these persons and S.H.N Financial Investments Ltd is Arik Einstein 3, Herzliya, Israel.

(34)	Ned L. Siegel has sole voting and dispositive power over the shares held by Siegel Family Investments LP. The address of the principal place of business of Ned L. Siegel and Siegel Family Investments LP is 851 Broken Sound Parkway N.W., Suite 230, Boca Raton FL, 33487.

(35)	Brannen McElmurrav has sole voting and dispositive power over the shares held by Blacktop Digital Holdings LLC. The address of the principal place of business of each of Brannen McElmurrav and Blacktop Digital Holdings LLC is 30 W 13th St, PH6C, New York, NY 10011.

(36)	Cameron MacDougall has sole voting and dispositive power over the shares held by DCM BFE LLC. The address of the principal place of business of Cameron MacDougall and DCM BFE LLC is 9 Dingletown Road, Greenwich, CT 06830.

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(37)	Todd Thomson, one of our directors, has sole voting and dispositive power over the shares held by Headwaters Capital LLC. The address of the principal place of business of Todd Thomson and Headwaters Capital LLC is 33 Nighthawk Fork #161267, Big Sky, MT 59716.

(38)	Nadav Karem has sole voting and dispositive power over the shares held by 1948 Investments LLC. The address of the principal place of business of Nadav Karem and 1948 Investments LLC is 124 E 79th ST 11D New York, NY 10075.

(39)	Consists of (i) 5,920,350 ordinary shares, (ii) 5,000,000 ordinary shares issuable upon exercise of Chardan Pre-Funded Warrants and (iii) 350,000 ordinary shares issuable upon exercise of Chardan Ordinary Warrant, issued to Chardan pursuant to the Engagement Letter, as a placement agent fee for the Private Placement. Neither the Chardan Pre-Funded Warrants nor the Ordinary Warrant may be exercised to the extent the aggregate number of ordinary shares beneficially owned by entities affiliated with Chardan immediately following such exercise would exceed 4.99% of the total number of our ordinary shares then issued and outstanding after giving effect to such exercise. Each of Steven Urbach, Jonas Grossman and Scott Blakeman has voting and dispositive power over the shares held by Chardan. The principal place of business of Chardan is One Pennsylvania Plaza, Suite 4800, New York, NY 10119.

(40)	Consists of (i) 6,927,706 ordinary shares, (ii) 6,525,926 ordinary shares issuable upon exercise of the Sponsor Pre-Funded Warrants and (iii) 40,360,895 ordinary shares issuable upon exercise of the Sponsor Warrants pursuant to a Sponsor Support Agreement. Neither the Sponsor Pre-Funded Warrants nor the Sponsor Warrant may be exercised to the extent the aggregate number of ordinary shares beneficially owned by entities affiliated with the Sponsor immediately following such exercise would exceed 4.99% of the total number of our ordinary shares then issued and outstanding after giving effect to such exercise. Happy Walters, the President of the Sponsor’s general partner, Moshe 143, LLC, a limited liability company formed under the laws of the Commonwealth of Puerto Rico, has sole voting and dispositive power over the shares held by the Sponsor. The principal place of business of the Sponsor is 6 Carr. 696, Suite 4, Dorado, PR 00646.

Relationships with the Selling Securityholders

Except as otherwise disclosed in the footnotes to the table above and as described below, the Selling Securityholders have not, and within the past three years has not had, any position, office or other material relationship with us.

ATW HODL Strategies SPV LLC

ATW HODL Strategies SPV LLC, a Delaware limited liability company (“ATW”), is an investor in the Private Placement and is entitled to participate in certain distributions of the Sponsor. Kerry Propper is a managing member of the entity that is the manager of ATW and is also an indirect investor in such entity. Mr. Propper is also a co-founder and the Executive Chairman of Chardan, which is acting as our placement agent in connection with the Private Placement and is our sales agent with respect to our existing “at-the-market” offering facility. Mr. Propper does not have voting or dispositive power over any securities that Chardan has received or may in the future receive as our placement agent.

Blue Horizon Consulting LLC

Blue Horizon Consulting LLC, a Puerto Rican limited liability company (“Blue Horizon”), was an investor in the Initial Private Placement and is wholly-owned by Happy Walters. Mr. Walters is a partner of the Sponsor and has sole voting and dispositive power over the securities held by the Sponsor. Mr. Walters is also a director of Immutable Holdings Inc., which is a publicly traded blockchain holding company that Jordan Fried, our Chief Executive Officer, founded in December 2020 and which Mr. Fried currently serves as Chairman and Chief Executive Officer.

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Jonas Grossman

Jonas Grossman is the President and a partner of Chardan, which acted as placement agent in connection with the Private Placement and is our sales agent with respect to our existing “at-the-market” offering facility. Following shareholder approval of the Subsequent Private Placement on September 19, 2025 and in connection with the closing of the Subsequent Private Placement, Mr. Grossman was nominated to serve as a Class II director to hold office until the next Annual Meeting at which such Class is brought for re-election and a successor has been elected and qualified or until such earlier time as his office is vacated. As described further below, Mr. Grossman is a partner of the Sponsor, but has no voting or dispositive power over the securities held by the Sponsor.

Jordan Fried

FRIED LLC, a Puerto Rican limited liability company, invested in the Subsequent Private Placement and is wholly-owned by Jordan Fried. As of July 31, 2025, Mr. Fried serves as our new Chief Executive Officer and a director. Mr. Fried has been elected to serve as a Class III director to hold office until the next Annual Meeting at which such Class is brought for re-election and a successor has been elected and qualified or until such earlier time as his office is vacated. Mr. Fried is a partner of the Sponsor, but has no voting or dispositive power over the securities held by the Sponsor.

Todd Thomson

Headwaters Capital LLC, invested in the Subsequent Private Placement. As of July 31, 2025, Todd Thomson is the managing member and has sole voting and dispositive power over the shares held by Headwaters Capital LLC. Mr. Thomson was elected to serve as a Class II director to hold office until the next Annual Meeting at which such Class is brought for re-election and a successor has been elected and qualified or until such earlier time as his office is vacated. Mr. Thomson is the chairman of the compensation committee and a member of the audit committee.

Alberto Franco

Alberto Franco invested in the Subsequent Private Placement. On September 19, 2025, Mr. Franco was nominated to serve as a Class I director to hold office until the next Annual Meeting at which such Class is brought for re-election and a successor has been elected and qualified or until such earlier time as his office is vacated. Mr. Franco is the chairman of the audit committee and a member of the compensation committee. Mr. Franco is also a director of Immutable Holdings Inc., which is a publicly traded blockchain holding company that Jordan Fried founded in December 2020 and which Mr. Fried currently serves as Chairman and Chief Executive Officer.

Keywise Discovery Master Fund

Keywise Discovery Master Fund (“Keywise”), a Cayman Island fund, invested in the Subsequent Private Placement. The general partner of Keywise is Keywise Capital Management (HK) Limited, a Hong Kong company controlled by Mr. Fang Zheng, one of our directors.

The ordinary share ownership figure disclosed above does not include 1,120,000 ordinary shares placed in escrow at the closing of the business combination and which may be released to Keyarch if, during the earnout period, we achieve certain milestones detailed in the Business Combination Agreement.

Sponsor

As detailed above, contemporaneously with the execution of the Purchase Agreements, we entered into the Sponsor Support Agreement with the Sponsor. The Sponsor is managed by a limited liability company that is comprised of three members: Happy Walters, Jordan Fried and Jonas Grossman, whose relationships with us and/or Chardan are described above. Mr. Walters has sole voting and dispositive power over the securities held by the Sponsor.

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PLAN OF DISTRIBUTION

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best-efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is not an affiliate of ours, the distributee would thereby receive freely tradeable securities pursuant to the distribution through the registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributee to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ZOOZ ordinary shares and public warrants are traded on The Nasdaq Capital Market under the symbols “ZOOZ” and “ZOOZW,” respectively. Our ZOOZ ordinary shares are also traded on the Tel Aviv Stock Exchange under the symbol “ZOOZ.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”) that offering will be conducted in accordance with the relevant provisions of Rule 5121.

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To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

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LEGAL MATTERS

Certain matters of Israeli law with respect to the legality of the issuance of the ZOOZ ordinary shares offered by this prospectus will be passed upon for us by Shibolet & Co., Law Firm, Tel Aviv, Israel. Certain matters of U.S. securities law relating to this offering will be passed upon for us by Cooley LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses related to the filing of the registration statement of which this prospectus forms a part, all of which will be paid by us. In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

SEC registration fee	$67,987
Printing expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Miscellaneous	3,962
Total	$151,660

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 7, 2025 (File No. 001-42005);

●	Reports on Form 6-K filed on March 3, 2025, March 18, 2025, March 24, 2025, May 21, 2025, June 23, 2025, July 29, 2025, July 29, 2025, August 6, 2025, August 8, 2025, August 14, 2025, August 29, 2025, September 9, 2025, September 19, 2025, September 30, 2025 and September 30, 2025 (File Nos. 001-42005); and

●	the description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on April 4, 2024 (File No. 001-42005), as updated by the description of our securities filed as Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2024 filed on March 7, 2025, including any amendments or reports filed for the purpose of updating such description.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date hereof but before the termination of the offering by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Jordan Fried

Chief Executive Officer

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008, Israel

Phone: +972 (8) 6805566

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.zoozpower.com/. Information contained on, or that can be accessible through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement of which this prospectus forms a part or under cover of a Report on Form 6-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

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ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and office holders and the Israeli experts named in the registration statements of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and office holders are located outside of the United States, any judgment obtained in the United States against us or any of our directors and office holders may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Shibolet & Co., Law Firm, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning Israel is not the most appropriate forum to bring such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process and certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, office holders and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Other Office Holders

Our Office Holders’ Insurance. Our Articles provide that, subject to any applicable law, the Company may enter into contract to cover any Company office holder’s liability, as imposed on them following an action they perform in their capacity as a Company office holder, to the maximum extent permitted in the law, due to each of the following:

●	A violation of the duty of care toward ZOOZ or toward another person;

●	A violation of the fiduciary duty toward ZOOZ, as long as the office holder acted in good faith and had reasonable grounds for assuming the action will not harm ZOOZ’s best interest;

●	A monetary liability imposed on them for the benefit of another person;

●	Expenses the office holder spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

●	A payment imposed on the office holder for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Securities Law (“Payment to an Injured Party”); and

●	Any other ZOOZ office holder liability, undertaking, or expense that may be lawfully insured now or in the future.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, our office holders, must be approved by our compensation committee and our board of directors and, with respect to an office holder who is the Chief Executive Officer or a director, also by our shareholders. However, according to regulations promulgated under the Companies Law, shareholders and board of directors approvals for the procurement of such insurance are not required if the insurance policy is approved by our compensation committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by our shareholders and set forth in our compensation policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on our profitability, assets or obligations.

In accordance with our compensation policy, approved by our shareholders at the 2021 annual general meeting, we are currently entitled to hold directors’ and officer holders liability insurance policy for the benefit of our office holders with insurance coverage of up to $15,000,000, provided that the insurance period shall not exceed 7 years, and with such annual premium reflecting market terms and not having a substantial effect on the Company’s profitability, assets or obligations.

Our Office Holders’ Indemnification. Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the Company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

●	A monetary liability imposed on them for the benefit of another Person according to a judgment, including a judgment in a settlement or an arbitration award that a court has ratified;

●	Reasonable litigation expenses, including an attorney’s fee, that the office holder has spent because of an investigation or proceeding administered against them by an authority that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against them, and without imposing a monetary sanction on them in lieu of a criminal proceeding, or that has concluded without submitting a criminal charge, but by imposing a monetary sanction in lieu of a criminal proceeding, in an offense that does not require proof of mens rea or in connection with a monetary sanction;

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●	Reasonable litigation expenses, including an attorney’s fee, the office holder spent or was charged with by a court, in a proceeding initiated against the office holder by ZOOZ or on its behalf or by another person, or in a criminal charge the office holder was acquitted from, or in a criminal offense he or she was charged with, that does not require proof of mens rea;

●	Expenses the office holder has spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law;

●	Any Payment to an Injured Party, including reasonable litigation expenses, such as an attorney’s fee; and

●	Any liability, undertaking, or other expense for which it is or will be permissible to indemnify ZOOZ office holders.

Under the Companies Law, the Securities Law and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria

●	reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder; as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

●	a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

●	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

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●	expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

●	any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third party;

●	a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

●	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

●	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our Articles include provisions under which office holders are or may be insured, exempted or indemnified against liability, which they may incur in their capacities as such, to the maximum extent permitted by law.

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We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions. This indemnification under the current indemnification agreements is limited as follows: the maximum aggregate amount of indemnification that may be paid by ZOOZ to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by ZOOZ to office holders (including indemnification undertakings to office holders of companies held by ZOOZ), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the higher of 25% of ZOOZ’s shareholders’ equity at the time of the indemnification, and NIS 10,000,000. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Our Office Holder’s Exemption. Our Articles provide that, subject to the provisions of the Companies Law, may, at the maximum permissible in the law, exempt an office holder from all or some of their liability, in advance or in retrospect, due to damage of any kind caused to them or that may be caused to them, directly or indirectly, if it was or is caused following a violation of the duty of care toward the Company, including for any decision, failure to decide, or any derivative of the above, and due to any other incident, cause, liability, expense, or damage, if it is permissible to grant an exemption due to them pursuant to the Companies Law at the relevant time for approving the exemption, except in the event of a violation of the duty of care toward the Company within a distribution.

The foregoing also applies to a Company office holder’s exemption in connection with their role as an office holder in a subsidiary or position holder in a subsidiary or in any other company that ZOOZ has a share in, directly or indirectly, or that the Company is otherwise interested in.

Limitations on Insurance, Indemnification and Exemption. According to the Companies Law, and as long as the Companies Law does not allow otherwise, the Company may not enter into contract to cover the liability of an office holder therein, and may not indemnify or exempt any of its office holder from their liability toward the Company due to any of the following:

●	A violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward ZOOZ, if the office holder has acted in good faith, and had reasonable grounds for assuming the action will not harm the Company’s best interests;

●	A deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

●	An action with the intent of unlawfully making a personal gain;

●	A fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

●	Directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

Administrative Enforcement

The Securities Law includes an administrative enforcement procedure that may be used by the Israel Securities Authority, to enhance the efficacy of enforcement in the securities market in Israel. Pursuant to the Companies Law and the Securities Law, the Israel Securities Authority is authorized to impose administrative sanctions, including monetary fines, against companies like ours and their office holders and directors for certain violations of the Securities Law or the Companies Law. Furthermore, the Securities Law requires that the Chief Executive Officer of a company supervise and take all reasonable measures to prevent the company or any of its employees from breaching the Securities Law. The Chief Executive Officer is presumed to have fulfilled such supervisory duty if the company adopts internal enforcement procedures designed to prevent such breaches, appoints a representative to supervise the implementation of such procedures and takes measures to correct the breach and prevent its reoccurrence.

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Under the Securities Law, a company cannot obtain insurance against or indemnify a third-party (including its office holders and/or employees) for any administrative procedure and/or monetary fine (other than for payment of damages to an injured party). The Securities Law permits insurance and/or indemnification for expenses related to an administrative procedure, such as reasonable legal fees, provided that it is permitted under the company’s articles of association.

We have adopted and implemented an internal enforcement plan to reduce our exposure to potential breaches of the Companies Law and the Securities Law, applicable to us. Our Articles and letters of indemnification permit, among others, insurance and/or indemnification as contemplated under the Securities Law.

Item 9. Exhibits

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit Number	Filing Date	Filed Herewith
3.1	Amended and Restated Articles of Association of Registrant	6-K	001-42005	Ex. A of Ex. 99.2	09/09/25
4.1	Form of Pre-Funded Warrant	6-K	001-42005	4.1	08/08/25
4.2	Form of Ordinary Warrant	6-K	001-42005	4.2	08/08/25
4.3	Form of Sponsor Warrant.	6-K	001-42005	4.3	08/08/25
4.4	Form of Sponsor Pre-Funded Warrant	6-K	001-42005	4.4	08/08/25
5.1	Opinion of Shibolet & Co., Law Firm					X
10.1	Form of Initial Securities Purchase Agreement	6-K	001-42005	10.1	08/08/25
10.2	Form of Subsequent Securities Purchase Agreement	6-K	001-42005	10.2	08/08/25
10.3	Ordinary Warrant Share Initial Registration Rights Agreement	6-K	001-42005	10.4	08/08/25
10.4	Subsequent Registration Rights Agreement.	6-K	001-42005	10.5	08/08/25
10.5	Sponsor Support Agreement.	6-K	001-42005	10.6	08/08/25
10.6	Amendment to Sponsor Support Agreement	6-K	001-42005	10.1	09/30/25
10.7	Sponsor Rights Agreement.	6-K	001-42005	10.7	08/08/25
10.8	Engagement Letter, as amended.					X
23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for ZOOZ					X
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page)					X
107	Filing Fee Table					X

Item 10. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, office holders and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, office holder or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office holder or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Lod, State of Israel, on September 30, 2025.

ZOOZ POWER LTD.

By:	/s/ Jordan Fried
Name:	Jordan Fried
Title:	Chief Executive Officer

POWER OF ATTORNEY

That the undersigned officers and directors of ZOOZ Power Ltd., an Israeli corporation, do hereby constitute and appoint Avi Cohen, Executive Chairperson, and Jordan Fried, Chief Executive Officer, and each of them individually, with full powers of substitution and resubstitution, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and each of the undersigned hereby ratifies and confirms that said attorneys and agents, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jordan Fried	Chief Executive Officer and Director	September 30, 2025
Jordan Fried	(Principal Executive Officer)

/s/ Ruth Smadja	Chief Financial Officer	September 30, 2025
Ruth Smadja	(Principal Financial and Accounting Officer)

/s/ Avi Cohen	Executive Chairman of the Board and Director	September 30, 2025
Avi Cohen

/s/ Todd Thomson	Director	September 30, 2025
Todd Thomson

/s/ Fang Zheng	Director	September 30, 2025
Fang Zheng

/s/ Samer Haj-Yehia	Director	September 30, 2025
Samer Haj-Yehia

/s/ Christine Y. Zhao	Director	September 30, 2025
Christine Y. Zhao

/s/ Jonas Grossman	Director	September 30, 2025
Jonas Grossman
/s/ Alberto Franco	Director	September 30, 2025
Alberto Franco

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ZOOZ Power Ltd. has signed this Registration Statement, accompanying this prospectus in the City of Newark, Delaware, on September 30, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director